EXHIBIT 5
[O’Melveny & Myers LLP Letterhead]

May 8, 2015

Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656

Re:    Registration of Securities of Microsemi Corporation

Ladies and Gentlemen:

In connection with the registration of up to 475,353 shares of Common Stock of Microsemi Corporation, a Delaware corporation (the “Company”), par value $0.20 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 141,297 of such Shares (the “2015 Plan Shares”) to be issued or delivered pursuant to the Vitesse Semiconductor Corporation 2015 Incentive Plan, up to 266,543 of such Shares (the “2013 Plan Shares”) to be issued or delivered pursuant to the Vitesse Semiconductor Corporation 2013 Incentive Plan, up to 37,300 of such Shares (the “2010 Plan Shares”) to be issued or delivered pursuant to the Vitesse Semiconductor Corporation 2010 Incentive Plan, and up to 30,213 of such Shares (the “2001 Plan Shares”) to be issued or delivered pursuant to the Vitesse Semiconductor Corporation Amended and Restated 2001 Stock Incentive Plan, you have requested our opinion set forth below.
In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.
On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that

(1)	the 2015 Plan Shares, the 2013 Plan Shares, the 2010 Plan Shares, and the 2001 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)
when issued in accordance with such authorization, the provisions of the plan and relevant agreements duly authorized by and in accordance with the terms of the plan, and upon payment for and delivery of the Shares as contemplated in accordance with the plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.
Respectfully submitted,

/s/ O'Melveny & Myers LLP